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                        SECURITY CAPITAL PACIFIC TRUST              EXHIBIT 12.2

          COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED SHARE DIVIDENDS

                         (Dollar amounts in thousands)

                                  (Unaudited)


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
                                                         Three months ended
                                                             March 31,                   Twelve Months Ended December 31,
                                                         ------------------    -----------------------------------------------------
                                                          1997       1996        1996        1995       1994       1993       1992
                                                         -------    -------    --------    --------    -------    -------    -------
Earnings from operations...............................  $20,276    $22,920    $ 94,089    $ 81,696    $46,719    $23,191    $ 9,037
Add:
  Interest Expense.....................................   13,961      6,520      35,288      19,584     19,442      3,923      3,214
                                                         -------    -------    --------    --------    -------    -------    -------
Earnings as adjusted...................................  $34,237    $29,440    $129,377    $101,280    $66,161    $27,114    $12,251
                                                         =======    =======    ========    ========    =======    =======    =======
Combined fixed charges and Preferred Share dividends:
  Interest Expense.....................................  $13,961    $ 6,520    $ 35,288    $ 19,584    $19,442    $ 3,923    $ 3,214
  Capitalized Interest.................................    4,427      3,497      16,941      11,741      6,029      2,818        989
                                                         -------    -------    --------    --------    -------    -------    -------
  Total Fixed charges..................................   18,388     10,017      52,229      31,325     25,471      6,741      4,203
Preferred Share dividends..............................    5,035      6,388      24,167      21,823     16,100      1,341         --
                                                         -------    -------    --------    --------    -------    -------    -------
Combined fixed charges and Preferred Share dividends...  $23,423    $16,405    $ 76,396    $ 53,148    $41,571    $ 8,082    $ 4,203
                                                         =======    =======    ========    ========    =======    =======    =======
Ratio of earnings to combined fixed charges and
   Preferred Share dividends...........................      1.5        1.8         1.7         1.9        1.6        3.4        2.9
                                                         =======    =======    ========    ========    =======    =======    =======
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